NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 04, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 21, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. After market close on March 21, 2025, BlackRock Municipal Income Fund, Inc. converted from an exchange-listed registered closed-end fund to an unlisted continously-offered interval fund and will operate under the name of BlackRock Municipal Credit Alpha Portfolio, Inc. The Common Stock of BlackRock Municipal Income Fund, Inc. will be redesignated as Institutional Shares of the interval fund on a one-for-one basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 18, 2025.